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                            STOCK PURCHASE AGREEMENT




                                    BETWEEN




                                   MEL WEISS






                                      AND




                            DONNKENNY APPAREL, INC.






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                            AS OF SEPTEMBER 3, 1996


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                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT dated as of the 3rd day of September 1996 by and between MEL WEISS ("Seller") and DONNKENNY APPAREL, INC., a Delaware corporation ("Buyer").

         WHEREAS, Seller is the beneficial and record owner of all of the issued and outstanding shares of capital stock of Fashion Avenue Knits Inc., a New York corporation ("Fashion"), and each of the corporations listed on
Schedule 1 hereto (Fashion and such corporations are sometimes hereinafter referred to individually as a "Company" and collectively as the "Companies"); and

         WHEREAS, Seller wishes to sell to Buyer all of such shares of capital stock of each of the Companies, consisting of the numbers and classes of shares listed on Schedule 1 hereto (collectively, the "Seller Shares"); and

         WHEREAS, Buyer wishes to purchase the Seller Shares from Seller, upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:


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1.       Sale and Purchase of the Seller Shares.

         1.1 Sale of the Seller Shares. Subject to the terms and conditions of this Agreement, at the closing provided for in Section 2 hereof (the "Closing") Seller shall sell, transfer, convey and assign to the Buyer all of the Seller Shares by delivery to Buyer of certificates representing the Seller Shares, duly endorsed in blank or with duly executed stock powers attached, in proper form for transfer, free and clear of any Liens (as hereinafter defined).

         1.2 Purchase Price. In consideration for the sale by Seller to Purchaser of the Seller Shares, on the terms and subject to the conditions set forth in this Agreement, Buyer agrees to pay Seller the following consideration (the "Purchase Price"):

                  (a) at the Closing, a promissory note in the principal amount of $8,000,000, due January 13, 1997, with interest thereon payable at the rate of 6% per annum (the "Note"); and

                  (b) subject to Sections 1.5 and 1.6, on each of the first, second and third anniversaries of the Closing Date, the sum of $1,000,000 (for a total of $3,000,000) (the "Holdback Share Consideration"), payable by the issuance and delivery to Seller of certificates representing 56,738, 56,738 and 56,737 shares of the common stock, par value $.01 per share (the "Parent Common Stock") of Donnkenny, Inc., respectively (for a total of 170,213 shares) (the "Parent Shares"), in accordance with Section 1.3 hereof.

         1.3 Parent Common Stock. The number of shares of Parent Common Stock required to be delivered pursuant to Section 1.2(b) hereof shall, subject to Sections 1.5 and 1.6 hereof, be determined by dividing the Holdback Share Consideration by the "Closing Market Price" of the Parent Common Stock, which shall be $17 5/8ths per share. No fractional Parent Shares shall be issued hereunder. If, at any time, Seller would otherwise be required to receive a

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fractional number of Parent Shares, then the number of Parent Shares to be issued to Seller shall be rounded up or down to the nearest whole number of Parent Shares.

         1.4 Sale of the Parent Shares. (a) The Parent Shares may not be transferred, sold, assigned or otherwise disposed of except as permitted under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws, pursuant to registration thereunder or exemption therefrom. Notwithstanding the following provisions of this Section 1.4, Buyer shall not be required to (i) take any action otherwise required to be taken by it pursuant to such Section or (ii) permit Seller to transfer any Parent Shares, in each case, if Buyer is advised by its counsel that any such action or transfer is in contravention of any applicable law, rule or regulation, order or judgment.

                  (b) Seller acknowledges that each certificate representing any of the Parent Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

                           "The securities represented hereby have not been
                  registered under the Securities Act of 1933, as amended, or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under such act or such laws or an exemption from such registration."

                  (c) Subject to Section 1.4(a), Seller shall not during any twelve-month period beginning on each of the first, second, third, fourth and fifth anniversaries of the Closing Date, sell, assign, transfer or otherwise dispose of or subject to any Lien (as hereinafter defined) ("Transfer") a number of Parent Shares that, on a cumulative basis, together with (i) any Parent Shares Transferred pursuant to Sections 1.4(d) and (e) hereof and (ii) all such shares Transferred pursuant to this Section 1.4(c) and Sections 1.4(d) and (e) hereof since the first anniversary of

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the date hereof, exceeds 20% of the aggregate number of Parent Shares issued and issuable to Buyer hereunder (calculated after giving effect to any then applicable reduction in the Holdback Share Consideration pursuant to Sections
1.5 and 1.6 hereof) multiplied by the number of complete 12-month periods since the Closing Date (the "Cap Number"); provided, further, that the foregoing restriction shall no longer be in effect following the third anniversary of the Closing Date, if Buyer declines to exercise its option, pursuant to the employment agreement between Buyer and Seller of even date herewith (the "Employment Agreement"), to extend the terms of the Employment Agreement. By way of example, during the twelve-month period following the second anniversary of the Closing Date, Seller may Transfer pursuant to this Section 1.4(c) and Sections 1.4(d) and (e) hereof a number of Parent Shares that, on a cumulative basis, together with all such shares Transferred pursuant to this Section 1.4(c) and Sections 1.4(d) and (e) hereof since the first anniversary of the date hereof, does not exceed 40% of the aggregate number of Parent Shares issued and issuable to Buyer hereunder (calculated after giving effect to any then applicable reduction in the Holdback Share Consideration pursuant to Sections 1.5 and 1.6 hereof).

                  (d) If, during the twelve-month period following the first anniversary of the Closing Date, the Parent Shares issued to Seller on the first anniversary of the date hereof are not eligible for resale pursuant to Rule 144(k) or otherwise under Rule 144 under the Securities Act (or any successor rule), and Seller shall desire to sell a number of Parent Shares that does not exceed the Cap Number (reduced by the number of Parent Shares, if any, Transferred by Buyer during such period pursuant to Sections 1.4(c) and (e) hereof), Buyer shall, on one occasion during such period and upon 60 days' notice from Seller, at Buyer's option, either (i) arrange for the purchase of such Parent Shares in a private sale to a third party, or (ii) purchase

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such Parent Shares from Buyer, in each case at a price equal to the then
Current Market Price of such Parent Shares on the date of purchase. As used herein, the "Current Market Price" of the Parent Shares as of any date shall mean the average of the latest sale prices of the Parent Common Stock as reported on the principal exchange upon which the Parent Common Stock is then trading (including the Nasdaq National Market) for the 20 trading days immediately preceding the fifth trading day prior to such date, or in the event that no sale has taken place on any one or more of such 20 trading days, the average of the highest reported bid and lowest reported asked quotations on such exchange for such day shall be used; or if the Parent Common Stock is not then listed on an exchange or on the Nasdaq National Market, the Current Market Price shall mean the average of the highest reported bid and lowest reported asked prices for the Parent Common Stock as reported by Nasdaq for such 20 trading days.

                  (e) If, during any twelve-month period beginning on each of the first, second, third, fourth and fifth anniversaries of the Closing Date, the Current Market Price of the Parent Common Stock shall be less than $9.79 for at least five consecutive days, then Seller shall have the right to require Buyer to purchase from Seller, upon 60 days' notice from Seller, a number of Parent Shares that does not exceed the Cap Number (reduced by the number of Parent Shares, if any, Transferred during such 12-month period pursuant to Sections 1.4(c) and (d) hereof) at a price of $9.79 per Parent Share.

                  (f) If, at any time prior to the date that any of the Parent Shares may be sold pursuant to Rule 144 (or any successor rule), Buyer shall file a registration statement (other than on Form S-4, Form S-8 or any successor form) registering shares of the Parent Common Stock having gross proceeds of at least $30,000,000 with the Securities and Exchange Commission, then Buyer shall give Seller at least ten days' prior written notice of the filing of such

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registration statement. If requested by Seller within ten days after receipt of any such notice, Buyer shall register pursuant to such registration statement a number of Parent Shares requested to be registered by Seller that does not exceed 50% of the number of shares issued and issuable to Seller hereunder, calculated after giving effect to any then applicable reduction in the Holdback Share Consideration, concurrently with the registration of the other securities being registered pursuant to such Registration Statements. The expenses of such registration shall be borne by Buyer; provided, that Seller shall pay any discounts and commissions due any underwriters, brokers and/or dealers in connection with the sale of any Parent Shares owned by him pursuant to such registration statement and the fees and expenses of counsel to Seller, if any. Notwithstanding the foregoing, if the managing underwriter of any such offering shall advise Buyer that, in its opinion, the distribution of all or a portion of the Parent Shares requested to be included in the registration statement concurrently with the other securities being registered could materially adversely affect the distribution of the Parent Shares or any such other securities, then Seller shall register only such number of Parent Shares, if any, as such underwriter determines would not materially adversely affect the distribution of the Securities being registered. In connection with any such registration, Buyer shall comply with the requirements of the Company or the managing underwriter, if any, with respect to such registration and related matters, including, without limitation, any "lock-up" requirements. Notwithstanding the foregoing provisions of this Section 1.4(f), Buyer shall not be required to effect any registration of the Parent Shares, to the extent such registration would conflict with other registration rights granted by Buyer.

         1.5 Holdback of Parent Shares. The amount of the Holdback Share Consideration shall be subject to adjustment pursuant to Section 1.6 hereof and shall further be subject to

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reduction in an amount, if any, equal to the amount set off from time to time by Buyer (the "Indemnity Holdback") against the Holdback Share Consideration in respect of any claims by Buyer or any other party entitled to indemnification pursuant to Sections 5.1 and 5.3 hereof (an "Indemnity Claim") and, in any such instance, Buyer shall deliver to Seller on each of the first, second and third anniversaries of the Closing Date a number of Parent Shares representing one-third of the aggregate Holdback Share Consideration paid or payable hereunder, as so adjusted and/or reduced. For purposes of determining the number of Parent Shares subject to the Indemnity Holdback, the Parent Shares shall be valued at the Closing Market Price. Notwithstanding the foregoing provisions of this Section 1.5, on one occasion during the twelve-month period following the second anniversary of the Closing Date, Seller may, upon 30 days' notice to Buyer, require Buyer to deliver to Seller any or all of the Parent Shares by payment to Buyer of an amount per each such Parent Share equal to the Closing Market Price. In such case, on the third anniversary of the Closing Date, Buyer shall pay Seller an amount in cash equal to the amount, if any, by which the amount paid by Seller pursuant to the preceding sentence exceeds the amount of all Indemnity Holdbacks at such date. If there are any Indemnity Claims, then upon the later of the first, second or third anniversary of the Closing Date, as the case may be Buyer shall deliver to Seller a number of Parent Shares determined in accordance with Section 1.2(b) hereof, with an aggregate Closing Market Price equal to the amount, if any, by which the Holdback Share Consideration then due Seller exceeds the amount of all Indemnity Holdbacks; provided that if the amount of all Indemnity Holdbacks exceeds the amount of outstanding Indemnity Claims on the date all such Indemnity Claims are finally resolved (as evidenced either by an agreement of Buyer and Seller or by the entry of a final, non-appealable order by a court of competent jurisdiction) then, within ten business days

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following such final resolution, Buyer shall deliver to Seller a number of
Parent Shares (calculated in accordance with the second sentence of this Section 1.5), representing the amount of the additional Holdback Share Consideration due Seller, which shall be equal to the excess of all Indemnity Holdbacks over the final amount of the Indemnity Claims.

         1.6 Post-Closing Adjustment. (a) Within 120 days following the Closing Date, Buyer shall prepare or cause to be prepared and delivered to Seller a statement (the "Closing Statement") calculated, to the extent applicable, in accordance with generally accepted accounting principles consistently applied ("GAAP") of (i) the aggregate amount of open orders of the Companies; (ii) the aggregate value of the inventory of the Companies, net of reserves for damaged, obsolescent and excess inventory; (iii) the aggregate amount of the trade accounts payable of the Companies; and (iv) the aggregate net amount of the accounts receivable assigned to the Companies' factor, in each case, calculated as of the Closing Date. The Closing Statement shall become final and binding upon the parties unless Seller gives written notice of disagreement (a "Notice of Disagreement") to Buyer within ten days following receipt thereof. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. During a period of 20 days following the aforesaid ten-day period, Buyer and Seller shall attempt to resolve in writing any Notice of Disagreement. If at the end of such 30-day period, Buyer and Seller have failed to reach written agreement with respect to all of such matters, then all such matters as specified in any Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be arbitrated in New York, New York by a third party independent accounting firm mutually acceptable to Buyer and Seller or, if the parties do not agree on an accounting firm at the end of such 30-day period, an accounting firm selected by the American Arbitration Association (the "Arbitrator"). Costs and

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fees of the Arbitrator shall be allocated between Seller and Buyer in the same proportion that the aggregate amount of the disputed items so submitted to the Arbitrator which is unsuccessfully disputed by each such party (as finally determined by the Arbitrator) bears to the total amount of such disputed items submitted to the Arbitrator.

                  (b) In the event that (i) the aggregate amount of the open orders of the Companies, as set forth on the Closing Statement (or as finally determined by the Arbitrator) (the "Order Amount"), is less than $9,500,000 (the "Order Floor Amount"), then the Holdback Share Consideration shall be reduced by $.25 for each $1.00 by which the Order Floor Amount exceeds the Order Amount; (ii) the aggregate value of the inventory of the Companies, as set forth on the Closing Statement (or as finally determined by the Arbitrator) (the "Inventory Amount"), is less than $5,500,000, then the Holdback Share Consideration shall be reduced by the amount by which $5,500,000 exceeds the Inventory Amount; (iii) the aggregate amount of the trade accounts payable, as set forth on the Closing Statement (or as finally determined by the Arbitrator) (the "Payables Amount") exceeds $4,500,000, then the Holdback Share Consideration shall be reduced by an amount equal to such excess; and (iv) the aggregate net amount of the accounts receivable assigned to the Companies' factor, as set forth in the Closing Statement (or as finally determined by the Arbitrator) (the "Receivables Amount"), is less than $4,210,000, then the Holdback Share Consideration shall be reduced by the amount by which $4,210,000 exceeds the Receivables Amount; provided that any amounts otherwise due Buyer pursuant to this Section 1.6(b) shall be reduced by an amount up to the sum of
(A) $.25 for each $1.00 (if any) by which the Order Amount exceeds the Order Floor Amount; (B) the amount, if any, by which the Inventory Amount exceeds $5,500,000; (C) the amount, if any, by which the Payables Amount is less than $4,500,000; and (D) the amount, if any, by which

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the Receivables Amount exceeds $4,210,000; provided, further, that in no event shall there be an adjustment in favor of Seller pursuant to this Section 1.6, and the amount of the increase in the Holdback Share Consideration provided for in the preceding proviso shall be limited to the amount of the reduction in the Holdback Share Consideration that would be in favor of Buyer but for such proviso.

         2. Closing.

         2.1 Closing. The Closing shall take place at the offices of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, at 10:00 a.m. local time on September 6, 1996; provided that the Closing and the Closing Date shall be deemed to have occurred as of September 3, 1996.

         2.2 Documents to Be Delivered by Seller to Buyer. At the Closing, Seller shall deliver to Buyer the following:

                  (a) the Seller Shares, other than the Lonestar Shares (as hereinafter defined), duly endorsed or with stock powers attached, in accordance with Section 1.1 hereof;

                  (b) the Employment Agreement, duly executed by Seller;

                  (c) the opinion of Silverberg Stonehill & Goldsmith, P.C., in form and substance reasonably satisfactory to Buyer and its counsel;

                  (d) good standing certificates of each of the Companies issued by their respective jurisdictions of incorporation and each jurisdiction in which any Company is qualified to do business as a foreign corporation;

                  (e) the release contemplated by Section 6.1 hereof; and

                  (f) any documents or instruments required to be delivered by Seller pursuant to Section 6.4 hereof.

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                  2.3 Documents to Be Delivered by Buyer to Seller. At the
Closing, Buyer shall deliver to Seller the following:

                  (a) the Note, in accordance with Section 1.2 hereof;

                  (b) the Employment Agreement, duly executed on behalf of Seller;

                  (c) the opinion of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, in form and substance reasonably acceptable to Seller and his counsel; and

                  (d) any documents or instruments required to be delivered by Buyer pursuant to Section 6.4 hereof.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to, and agrees with, Buyer as follows:

         3.1 Organization and Authority. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and lawful authority and all necessary Permits (as hereinafter defined) to carry on its business as it is currently being conducted and as proposed to be conducted, and to own, operate and lease its assets. Each of the Companies is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the ownership, operation or lease of its assets or the conduct of its business or location of its properties requires qualification or licensing to do business as a foreign corporation, except for such failures which, when taken together with all other such failures, would not have an effect that is materially adverse to the working capital, business, assets, properties, liabilities (whether absolute, accrued, contingent or otherwise), results of operations, reserves, prospects or condition (financial or otherwise) of any of the Companies (a "Material Adverse Effect").

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         3.2 Agreement Binding. This Agreement constitutes, and each document and instrument contemplated by this Agreement to be executed by Seller when executed and delivered in accordance with the provisions hereof shall constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

         3.3 Freedom to Contract. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not: (a) violate or conflict with any provision of the certificate of incorporation or by-laws of any Company or any amendments thereto or restatements thereof; (b) violate any of the terms, conditions or provisions of any law, rule, statute regulation, order, writ, injunction, judgment or decree of any court, governmental authority or regulatory agency; or (c) to the best of Seller's knowledge and belief, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement or other agreement, instrument or obligation, oral or written, to which Seller or any Company is a party (whether as an original party or as an assignee or successor) or by which Seller or any Company or any of their respective properties is bound. No governmental authorization, approval, order, license, Permit, franchise or consent, and no registration, declaration or filing with any court, governmental department, commission, authority, board, bureau, agency or other instrumentality, is required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller.

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         3.4 Capitalization; Subsidiaries; Debt. (a) The authorized capital stock of each Company is as set forth on Schedule 3.4 hereto, and the Seller Shares represent all of the issued and outstanding shares of such capital stock. The Seller Shares are validly issued, fully paid and nonassessable, with no personal liability attached to the ownership thereof.

                  (b) As of the date hereof, no shares of Common Stock are held in the treasury of any Company and there are no outstanding (i) securities convertible into or exchangeable for capital stock of any Company; (ii) options, warrants or other rights to purchase, redeem, repurchase or subscribe to capital stock of any Company or securities convertible into or exchangeable for capital stock of any Company; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind, including, without limitation, any stock option plans, relating to the issuance of any capital stock of any Company, any such convertible or exchangeable securities or any such options, warrants or rights.

                  (c) None of the Companies owns, directly or indirectly, any capital stock or other equity securities of any corporation or has any direct or indirect ownership interest in any business (other than the Business, as hereinafter defined) or entities, including, without limitation, any limited liability company, partnership, or joint venture. None of the Companies is or has engaged in or conducted at any time any business other than the business of manufacturing, marketing, and selling women's, men's and children's sweaters and knitwear and men's and women's cut and sewn garments (the "Business").

                  (d) Except as set forth on Schedule 3.4 hereto, none of the Companies has any debt, including without limitation, any long-term or funded debt or bank loans, other than trade payables incurred in the ordinary course of business.

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         3.5 Financial Statements. (a) The combined balance sheets of Fashion and The Sweater Company, Inc. ("Sweater"; Sweater and Fashion are sometimes hereinafter referred to as the "Principal Companies") as at August 31, 1995 and the related statements of income, retained earnings and changes in financial position for the year then ended, including the footnotes thereto, certified by Rashba & Pokart, P.C., independent certified public accountants to the Principal Companies, which have been delivered to Buyer (the "Audited Financial Statements") and the combined statements of income for the Principal Companies for the nine-month period ended May 31, 1996, have been prepared on behalf of Seller and delivered to Buyer (the "Interim Income Statement"). The Interim Income Statement has been prepared by the Principal Companies based on their books and records and on an estimate of inventory. The Audited Financial Statements have been prepared in accordance with GAAP, and fairly present the financial condition, results of operations and cash flows of the Principal Companies as of the dates thereof and for the periods presented; provided, however, that any interim financial statements are and shall be subject to normal year-end adjustments.

                  (b) The accounting and financial records of each of the Companies have been prepared and maintained in accordance with sound bookkeeping practices. Each of the Companies maintains systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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         3.6 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 3.6, as at the date of the Audited Financial Statements, neither of the Principal Companies had any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or lawsuits brought, liabilities in respect of employee matters (including, without limitation, and sick pay) whether or not of a kind required by GAAP to be set forth on a financial statement ("Liabilities"), which were not fully and adequately reflected on the Audited Financial Statements. Except as set forth on Schedule 3.6, none of the Companies has any Liabilities, other than (i) Liabilities fully and adequately accrued for on the books and records of such Company; and (ii) in the case of the Principal Companies, those incurred since May 31, 1996 in the ordinary course of business. To the best knowledge and belief of Seller, there are no circumstances, conditions, events or arrangements which may hereafter give rise to any Liabilities of any of the Companies except in the ordinary course of business.

         3.7 No Material Adverse Change. Since August 31, 1995, there has been no change or changes that result in or cause, or have a reasonable likelihood of causing a Material Adverse Effect (a "Material Adverse Change") with respect to either of the Principal Companies, and to the best knowledge and belief of Seller, no Material Adverse Change is threatened with respect to any Company, nor has there been any damage, destruction or loss materially affecting the working capital, business, assets, properties, Liabilities, results of operations, reserves, prospects or condition (financial or otherwise) of any Company, whether or not covered by insurance.

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         3.8 Real Estate. Schedule 5.8 hereto sets forth a list and summary description of all real property leased or used by any Company (the "Premises"). There are no (i) options held by any of the Companies or contractual obligations on the part of any of the Companies to purchase or acquire any interest in real property; or (ii) options granted by any of the Companies or contractual obligations on the part of any of the Companies to sell or dispose of any interest in real property. A true and complete copy of each lease, sublease or other agreement with respect to the Premises has been delivered by Buyer. Each such lease, sublease and other agreement is in full force and effect and no Company has received any notice of any default thereunder. The leasehold interests of the Companies are not subject to any Liens (as hereinafter defined). None of the Companies owns any real property. The Premises are used exclusively in connection with the Business.

         3.9 Title to and Condition of Assets; Liens, etc. Except as set forth on Schedule 3.9, each of the Companies has good title to all of its assets and properties free and clear of any mortgage, pledge, security interest, title defect or objection, lien, charge or encumbrance of any kind, including without limitation, any lease, license or other right of occupancy, possession or use, or any conditional sales contract or other title or interest retention arrangement (collectively, "Liens"), except for Liens for current Taxes not yet due (such Liens being collectively referred to herein as the "Permitted Liens"). Except as set forth on Schedule 3.9, each of the Companies holds good and transferable leaseholds in all of the equipment and machinery leased by it, in each case under valid and enforceable leases. No default has been declared with respect to any lease with respect to any item of equipment and machinery leased by any Company, and, to the best of Seller's knowledge and belief, no event has occurred that constitutes or with due notice or lapse of time or both would constitute a default under any such lease. The equipment and

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machinery owned and leased by each of the Companies are sufficient and adequate to carry on the Business as presently conducted by the Company, and all items thereof are in good operating condition and repair, ordinary wear and tear excepted. Schedule 3.9 hereto sets forth a true and complete listing of each of the assets and properties owned or leased by any Company having a net book value or annual lease cost, as the case may be, as of August 31, 1996 in excess of $5,000. Except for inventory in transit and at contractors, all of such assets and properties are located at the Premises. All such assets and properties are the property of the Companies, except as set forth on Schedule
3.9. No person or entity has any rights to purchase any of the assets or properties of any Company, or any interest therein or portion thereof, including rights of first offer or first refusal. The assets, properties and rights owned by the Companies comprise all of the assets, properties and rights of every type or description, real, personal and mixed, tangible and intangible, necessary to, or used by Sellers in, the operation of the Business as conducted by the Companies as of May 31, 1996 and as of the date hereof.

         3.10 Absence of Certain Changes. Except as set forth on Schedule 3.10 hereto, since August 31, 1995:

                  (a) Each of the Companies has operated its business in the ordinary course consistent with past practice;

                  (b) None of the Companies has entered into any transaction, commitment, contract or agreement, except in the ordinary course of business consistent with past practice;

                  (c) There has not been any Material Adverse Change or any event that would materially impair Seller's ability to perform its obligations under this Agreement;

                  (d) None of the Companies has entered into any transaction with (i) any director, officer or 5% shareholder of any Company or with any person or entity which controls, is controlled by, or under common control with, any Company or such other person or entity ("Affiliate"); (ii) any person or entity that (A) was an Affiliate of any of the Companies within the past five years; (B) is or was related by blood or marriage to any Affiliate or such former Affiliate; or (C) is or was an Affiliate of any person described in clause (B) above; or (iii) any corporation, the capital stock of which is owned by an Affiliate of the Company (all such persons and entities described in clauses (ii) and/or (iii) above being collectively referred to as "Related Parties");

                  (e) None of the Companies has sold, assigned, leased or transferred any assets or properties, other than the sale of inventory in the ordinary course of business consistent with past practice;

                  (f) None of the Companies has outside of the ordinary course of business (i) incurred any severance or termination pay liability to any employee; (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee; or (iii) granted any increase in compensation, bonus or other benefits payable to any employee;

                  (g) There has not been any damage, destruction or other casualty loss (whether or not covered by insurance) affecting any Company or its assets;

                  (h) None of the Companies has waived or released any rights of substantial value, including cancellation of any material debt owed to, or accounts receivable of, any Company, other than in the ordinary course of business;

                  (i) None of the Companies has written down the value of any tangible assets or written off as uncollectible any debt, notes or accounts receivable, or made any other write-downs or write-offs except write-downs and write-offs in the ordinary course of business in accordance with GAAP, as reflected in the books and records of such Company, or made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

                  (j) None of the Companies has cancelled, waived or released any material right or claim;

                  (k) None of the Companies has mortgaged, pledged, encumbered or otherwise created any Lien on any Asset;

                  (l) None of the Companies has incurred any (i) obligation or liability (contingent or otherwise), except for normal trade or business obligations incurred in the ordinary course of business; or (ii) any indebtedness for borrowed money except for borrowings from factors in the ordinary course of business;

                  (m) None of the Companies has materially changed any of its business policies, including without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns, budgets or product acquisition policies;

                  (n) None of the Companies has incurred or committed to make any capital expenditure, except in the ordinary course of business and as reflected on the books and records of such Company; and

                  (o) None of the Companies has agreed to do any of the foregoing.

         3.11 Contracts, etc. (a) Schedule 3.11 hereto contains a complete and accurate list of all contracts, commitments, agreements or arrangements, leases, licenses, notes, purchase orders, letters of credit, instruments, obligations, commitments and options (whether any of the foregoing shall be written or oral, express or implied) to which any of the Companies is a party or pursuant to which any of its assets or properties is bound, except for purchase and sales orders entered into in the ordinary course of business (collectively, "Contracts"), including, without limitation:

                           (i) each Contract (or group of related Contracts)
                  for the purchase or sale of goods or other personal, real or intangible property, or for the furnishing or receipt of services, involving more than $5,000 in the aggregate;

                           (ii) each Contract relating to any indebtedness for
                  borrowed money, including guarantees of or agreements to acquire any debt obligations of others;

                           (iii) each Contract (or group of related Contracts)
                  for the lease of any real property, and for lease of any personal property involving rental obligations in excess of $500 per month;

                           (iv) each license agreement with third parties;

                           (v) each Contract directly or indirectly restricting
                  the ability of any Company to compete in any line of business with any person or entity;

                             (vi) each Contract with directors, agents,
                  salesmen and sales representatives or involving the payment of commissions or other consideration or discounts with respect to the sale of any Company's products;

                           (vii) each Contract relating to joint ventures,
                  partnerships and equity or debt investments;

                           (viii) each Contract pursuant to which any business
                  or entity was purchased or acquired;

                           (ix) each Contract with any governmental agency;

                           (x) each Contract with an advertising or public
                  relations agency, as well as any Contracts relating to marketing or co-marketing or tie-ins with other products or services;

                           (xi) each standard form of purchase order or sales
                  invoice;

                           (xii) each Contract containing any exclusive
                  arrangements which (A) are in favor of any or the Companies, or (B) restricting any of the Companies;

                           (xiii) each Contract containing secrecy,
                  non-competition or similar arrangements between any of the Companies and any of its current or former employees or consultants;

                           (xiv) each Contract between any of the Companies and
                  any Affiliate or Related Party; and

                           (xv) each Contract with importers, customers or
                  other brokers, warehouse operators, designers and manufacturers.

                  Seller has heretofore delivered to Buyer true and complete copies of all written Contracts listed on Schedule 3.11, and a summary of the material terms of each oral Contract listed on such Schedule.

                  (b) Except as set forth on Schedule 3.11 annexed hereto, and subject to Section 3.3 hereof, each of the Companies has complied with and performed all of its obligations required to be performed under all of the Contracts, and no default has been declared under any of them; and, to the best of Seller's knowledge and belief, no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default thereunder in any material respect. None of the Companies has received written notice canceling, terminating or repudiating or exercising any option under any Contract and, to the best knowledge and belief of Seller, no other party has failed to comply with or perform all of its obligations required to be performed under any Contract and no event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default by such party thereunder. In addition, except as disclosed on Schedule 3.11, Seller has (i) no reason to believe that the products and services called for by an unfinished contract having material value cannot be supplied by or to any Company that is a party to such contract in accordance with the time specifications of such Contract; and (ii) no knowledge of any facts or circumstances which make a default by any party to any Contract likely to occur subsequent to the date hereof.

                  (c) All Contracts are currently enforceable and shall be enforceable after the Closing in accordance with their respective terms.

         3.12 Employee Matters. (a) Except as set forth on Schedule 3.12(a) hereto, none of the Companies has any: (i) "employee benefit plans" ("Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) employment contracts (and any related agreements); (iii) severance arrangements, (iv) bonus or other incentive compensation arrangements; (v) fringe benefit or perquisite plans or arrangements; (vi) deferred compensation arrangements; (vii) non-competition arrangements; and (viii) other remunerative arrangement between any Company and current or former employees, and Seller has provided Buyer with a copy of any documents setting forth or otherwise related to any such matters. All benefit plans set forth on Schedule 5.12(a) are and have been maintained in full compliance with their terms and all requirements of applicable law.

                 (b) There are no collective bargaining or other agreements between any Company and any union or other employee organizations, whether such agreements are with any

Company or with any independent contractor or management company providing employees to any Company.

                  (c) None of the Companies nor any member of the Company Group has, at any time contributed to, or had an obligation to contribute to, any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA which is subject to the requirements of Section 412 of the Code. As used in the preceding sentence, "Company Group" includes any person who is, or was at the relevant time, a member of the same "controlled group of corporations" as any Company (within the meaning of Section 414(b) of the Code), or under "common control" with any Company (within the meaning of Section 414(c) of the Code). None of the Companies has ever maintained or contributed to a multiemployer pension plan, as defined in Section 3(37) of ERISA, is liable for any withdrawal or partial withdrawal liability with respect to any multiemployer or pension plan and none of the Companies or Buyer will become liable therefor as a result of the transactions contemplated by this Agreement.

                  (d) (i) Each of the Companies is in compliance in all material respects with all applicable laws, rules and regulations relating to the employment practices, terms and conditions of employment and wages and hours, including, without limitation, any laws, rules and regulations relating to the employment of illegal aliens or minors; (ii) there are no controversies pending or, to the best of the Seller's knowledge and belief, threatened, between any Company and any of its employees, prospective employees, former employees or retirees, except as set forth on Schedule 3.12(d) hereto; (iii) no unfair labor practice complaints have been filed against any Company or with the National Labor Relations Board (the "NLRB"), and none of the Companies has received any notice or communication reflecting an intention or a threat to file any such complaint; (iv) there is no labor strike, dispute, slow-down or stoppage pending or threatened against any of the Companies; (v) no representation petition is pending or threatened with the NLRB against any of the Companies;
(vi) each of the Companies has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees, including those arising under any policy, practice, agreement, program, statute or other law; and (vii) none of the Companies has closed any facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within its past three fiscal years, nor has any Company planned or announced any such action or program for the future.

                  (e) Schedule 3.12(e) hereto contains a correct and complete list of (i) the names, job titles, current annual salary rates and bonus received or anticipated to be received in the 12-month period prior to, or following, the Closing Date of all of the employees of any of the Companies (the "Employees"); (ii) the names and amounts, if any, paid, accrued or to be paid to the Employees under any bonus, incentive or similar plans on and after January 1, 1996; and (iii) all vacation and sick pay accrued or anticipated to be accrued in respect of obligations of any Company to the Employees arising during calendar year 1996 and for any period thereafter. Except for the Benefit Plans, no Company has, by reason of past practices with respect to any Employees, established any rights on the part of any Employees to additional compensation with respect to any period after the Closing Date. Except as disclosed on Schedule 3.12(e) hereto, upon termination of the employment of any of the Employees, none of the Companies will incur any liability with respect to any of the Employees for severance pay or any other payments. To the best knowledge and belief of Seller, no Key Employee or group of employees has any plans to terminate employment with any Company. As used herein, the term "Key Employee" shall mean any employee that received in 1995, or will receive in 1996, remuneration in excess of $50,000 from any of the Companies. Each of the Companies is in compliance with the requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended.

         3.13 Litigation. Except as set forth in Schedule 3.13 hereto, there is no action, suit, inquiry, litigation, proceeding or investigation by or before any referee, mediator or arbitrator, or any court or governmental or other regulatory or administrative agency or commission, pending or, to the best of Seller's knowledge and belief, threatened, against any Company or relating to the assets of any Company or its business or any of its assets or properties nor, to the best of the Seller's knowledge and belief, are there any facts which would provide a basis for any such action, suit, inquiry, litigation, proceeding or investigation, which, in each case if adversely determined, could have a Material Adverse Effect or which in any manner challenges or seeks injunctive or other non-monetary relief or seeks to prevent, enjoin, alter or delay any transaction contemplated hereby. None of the Companies is subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a Material Adverse Effect.

         3.14 Permits. Each of the Companies has all necessary permits, licenses, franchises, approvals, consents, authorizations or orders of, and has made all required filings with, or notifications to, all governmental authorities, whether federal, state, local or foreign, or any other person (collectively "Permits"), including, without limitation, in connection with the Business as presently conducted or proposed to be conducted, the occupancy and use of the Premises and any other facilities at which the Business is conducted. Each such Permit is in full force and effect and none of the Companies has received notice that revocation is being considered with respect to any such Permit.

         3.15 Compliance with Law. None of the Companies is in violation of any applicable federal, state, local or foreign law, rule, regulation or ordinance, or any judgment, writ, decree, injunction, order or any other requirement of any court, administrative agency, bureau, board, commission, office, authority, department or other governmental or arbitral or other dispute resolution body or agency, and no notice has been received by any Company alleging any such violation.

         3.16 Intellectual Property. Schedule 3.16 hereto lists or describes:
(a) all United States and foreign copyright and patent registrations or pending applications and lists; (b) all United States and foreign trademarks, service marks, imprints, logos, trade dress, corporate, trade, assumed and other names, including those at common law and all registrations or applications to register the foregoing; and (c) all know-how, processes or trade secrets susceptible of legal protection, which (i) are owned by any Company; (ii) any person or entity has granted any Company the right to use (and all licenses, franchises and permits with respect thereto); or (iii) any Company has granted to any person or entity the right to use (and all licenses, franchises and permits with respect thereto) (collectively, the "Intellectual Property"). Except as set forth on Schedule 3.16 hereto, each of the Companies owns or, in the case of any Intellectual Property described in clause (ii) above, possesses adequate, enforceable and assignable licenses or other rights to use all of the Intellectual Property, free and clear of all Liens other than Permitted Liens, without any conflict with the rights of others. Except as set forth on Schedule 3.16, all registrations for the Intellectual Property are valid and subsisting and in full force and effect. There are no existing or, to the best of the Seller's knowledge and belief, threatened, claims of any third party for infringement of the copyrights, patents, trademarks or trade secrets or other Intellectual Property of others by any Company, or unfair competition based on the use by, or challenging the ownership of or the right to use by, any Company of any of the Intellectual Property; none of the Intellectual Property has been abandoned by any Company or is subject to any outstanding order, decree, judgment, stipulation, injunction, written restriction or agreement restricting the scope or use thereof; and, to the best of the Seller's knowledge and belief, there are no infringing or diluting uses of the Intellectual Property.

         3.17 Tax Matters. (a) For purposes of this Agreement, "Tax(es)" shall mean all taxes, assessments and other charges, including any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state, local or other government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature.

                  (b) Each Company has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other information) in respect of Taxes required to be filed through the date hereof. The returns and other information filed are complete and accurate in all respects. None of the Companies has requested any extension of time within which to file returns (including, without limitation, information returns) in respect of any Taxes. Seller has delivered to the Purchaser complete and accurate copies of each Company's federal, state and local tax returns for the fiscal years ending August 31, 1992, 1993, 1994 and 1995.

                  (c) All Taxes for which any Company is or may be liable, in respect of periods beginning before the Closing Date, have been timely paid, or an adequate reserve (in conformity with generally accepted accounting principles) has been established therefor, as set forth in the Interim Financial Statements of the Principal Companies at the date thereof and on the books and records of each of the Companies on the date hereof, and none of the Companies has any liability for Taxes in excess of the amounts so paid or reserves so established. There are no Taxes for which any Company is or may become liable that will apply in a period or a portion thereof beginning on or after the Closing Date and that are attributable to income earned or activities of each Company occurring before the Closing Date.

                  (d) No deficiencies for Taxes, have been claimed, proposed or assessed by any taxing or other governmental authority against any Company. There are no pending or, to the best knowledge and belief of Seller, threatened audits, investigations or claims for or relating to any liability in respect of Taxes, and there are no matters under discussion with any taxing or governmental authorities with respect to Taxes that in the reasonable judgement of any Company, or its counsel, is likely to result in additional liability for Taxes. There have been no audits of federal, state and local returns for Taxes by any taxing or governmental authorities and none of the Companies has been notified that any taxing or governmental authority intends to audit a return for any period. No extension of a statute of limitations relating to Taxes is in effect with respect to any Company. Except for a power of attorney in favor of Mahoney, Cohen, Rashba & Pokart, no power of attorney has been executed by any Company with respect to any matters relating to Tax which is currently in force.

                  (e) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on any Company's assets.

                  (f) None of the assets of any Company is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

                  (g) None of the Company's assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                  (h) None of the Company's assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (i) The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

                  (j) All elections with respect to Taxes affecting the Company as of the date hereof are set forth on Schedule 3.16. The Company has not consented at any time under Section 341(f)(1) of the Code, to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the Company's assets. The Company has not agreed to make, nor is required to make, any adjustments under Section 481(a) of the Code by reason of a change in the accounting method or otherwise.

                  (k) There are no tax sharing agreements or similar arrangements with respect to or involving any Company.

                  (l) None of the Companies is a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes.

                  (m) Lonestar Sportswear Co., Inc. ("Lonestar") has properly elected to be, continues to be and has been since its date of incorporation, a corporation subject to Code Sections 1361 et seq., commonly referred to as a sub-chapter S corporation, and since that date has always qualified and continues to qualify as a "small business corporation" as defined in Code Section 1361(b)(1) and under any corresponding provisions of applicable state, local or foreign law. Since Lonestar's date of incorporation, all past and current stockholders of Lonestar have reported on their personal income tax returns and have timely paid all of the income taxes with respect to all of the net taxable income of Lonestar that has been allocated to them in proportion to their stock holdings in Lonestar. Lonestar's election under Code
Section 1362 has not been terminated.

         3.18 Plant and Equipment. The Premises and the fixtures, furnishings and equipment therein are structurally sound with no material defects, are in good operating condition and repair and are adequate and suitable for the uses to which they are being put. No condition exists with respect to the Premises or any fixtures, furnishings and equipment therein which would prevent, or require repair or modification thereof as a prerequisite to, any Company's continued use of the Premises or any such other property in the Business except with respect to ordinary wear and tear and scheduled maintenance and repair that are not in the aggregate material in nature or in cost. Neither the Premises, nor the use thereof by any Company, nor any of the fixtures, furnishings and equipment therein or otherwise used or owned by any Company or the operation or maintenance thereof, violates any restrictive covenant or encroaches on any property owned by others in any manner which, if enforced, would have a Material Adverse Effect. The Premises do not violate any provisions of any applicable building code, fire, health or safety regulations, or other governmental ordinances, orders or regulations. The zoning classification of the Premises is such that the Premises may be used as currently used in the Business. Each of the Companies has complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions relating to the Premises, or any part thereof. Neither the whole nor any portion of the Premises nor any other assets of any Company are subject to any governmental decree or order to be sold or are being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

         3.19 Brokers. Except for Sales and Design Corp. of America, whose compensation will be paid by Seller, subject to Section 4.4 hereof, neither Seller nor any of the Companies has, directly or indirectly, employed or utilized the services of any investment banker, broker, finder, consultant or other intermediary in connection with this Agreement or the transactions contemplated hereby.

         3.20 Insurance. Each of the Companies maintains insurance coverage and performance bonds on its properties and assets and with respect to its employees and operations, covering risks which are customarily insured against by businesses similar to the Business. Schedule 5.20 hereto contains a correct and complete description of all such performance bonds, policies or binders of insurance held by or on behalf of any Company, or providing coverage for any of its properties or assets (in each case specifying the insurer, the amount of coverage, the type of insurance, the risks insured, the expiration date, and the policy number). Except as set forth on Schedule 3.20 hereto, to the best of the Seller's knowledge and belief, no state of fact exists and no event has occurred which reasonably might form the basis of any claim against any Company or relating to the Business which might substantially increase the insurance premiums payable under or result in the cancellation or nonrenewal of any of the policies or binders listed on Schedule 3.20 hereto.

         3.21 Advertising, etc. To the best of the Seller's knowledge and belief, neither the advertising nor the promotional material used at any time by any Company contained or contains any material untrue or misleading statements or claims.

         3.22 Transactions with Affiliates, etc. Except as described in
Schedule 3.22 hereto, none of the Companies or any of their Affiliates or Related Persons owns, directly or indirectly, or has an interest, either of record or beneficially, in any business, corporate or otherwise, which is a party to any agreement, business arrangement or course of dealing with any Company, or any property or asset which is the subject of any agreement, business arrangement or course of dealing with any Company. Except as described in Schedule 3.22, no Company has any Liability to any Affiliate or Related Party and no Affiliate or Related Party has any Liability to any Company.

         3.23 Restrictions. Neither Seller nor any Affiliate of any Company is a party to any agreement, commitment or arrangement which would, following the Closing, directly or indirectly, restrict any Company from carrying on the Business or any aspect thereof anywhere in the world.

         3.24 Full Disclosure. All documents and other papers delivered by or on behalf of Seller or any Company in connection with this Agreement and the transactions contemplated hereby are authentic and, in all material respects, true and complete; and all contracts and other agreements or instruments included thereunder are valid, subsisting and binding on the parties thereto in accordance with their terms. The information furnished by or on behalf of Seller or any Company to Buyer in connection with this Agreement and the transactions contemplated hereby does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made therein not false or misleading. There is no fact which Seller has not disclosed to Buyer in writing which has, or so far as Seller can now foresee, could have, a Material Adverse Effect or which would materially impair the ability of Seller to perform its obligations under this Agreement.

         3.25 Prohibited Payments. None of the Companies, nor any of the officers, directors, employees, agents or Affiliates of any Company, has, directly or indirectly, (a) offered, paid or given, or agreed to pay or to give, to any person or entity, including any governmental official, employee, or agent or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value (however characterized) for the purpose of or with the intent of obtaining or maintaining business or otherwise affecting, or in any manner relating to, the business, assets, properties, liabilities, reserves, condition (financial or otherwise), operations or prospects of any Company; or (b) established or maintained any unrecorded fund or asset for any purpose or made any false entry on the books and records of any Company for any reason, made or agreed to make, a reimbursement of any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign office, which is in violation of any or law, or any rule, regulation or ordinance thereunder of any federal, state local or foreign jurisdiction or not properly and correctly recorded or disclosed on the Financial Statements, if applicable, or on the books and records of the Companies.

         3.26 Environment, Health, and Safety. (a) Each of the Companies and their respective predecessors and Affiliates has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

                  (b) None of the Companies has any Liability (and there is no basis related to the past or present operations, properties, or facilities of any of the Companies and their respective predecessors and Affiliates for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of the Companies giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

                  (c) None of the Companies has any Liability (and none of the Companies, their respective predecessors or Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against any Company giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

                  (d) None of the Companies has any Liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any Company giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety.

                  (e) Each Company has obtained and been in compliance with all of the terms and conditions of all Permits and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                  (f) All properties and equipment used in the business of any Company have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2 trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, within the meaning of Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                  (g) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that any Company owns or ever has owned or that any Company leases or ever has leased.

         3.27 Accounts Receivable, etc. The accounts receivable, and amounts due from factors, of each Company, all of which are appropriately reflected in each Company's books and records, including the Financial Statements, as appropriate, arose in the ordinary course of business, are (i) good, current and collectible at the aggregate recorded amounts thereof, within the period and to the extent described in Schedule 3.27 hereto; and (ii) not subject to any counterclaims or setoffs. Schedule 3.27 hereto accurately sets forth the aging of each Company's accounts receivable as of August 31, 1996.

         3.28 Suppliers and Customers. (a) Schedule 3.28(a) hereto sets forth a list of the twenty largest customers and the twenty largest suppliers of the Companies by dollar volume of revenues for the fiscal years ended August 31, 1995 and 1996. Since August 31, 1995, there has not been any material adverse change in the business relationship of any Company with respect to any such customer or supplier.

                  (b) Schedule 3.28(b) hereto sets forth a true and complete list of all suppliers and customers of the Companies. Except as set forth on
Schedule 3.28(a), no single supplier or customer is of material importance to any Company. The relationships of each of the Companies with its suppliers and customers are good commercial working relationships and no such supplier or customer has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with any Company or has during the last 12 months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to any Company or its usage of any Company's services or products, as the case may be. None of the Companies has any notice that any such supplier or customer intends to cancel or otherwise modify its relationship with any Company or to decrease materially or limit its services, supplies or materials to any Company or its usage of the services or products of any

Company, and the consummation of the transactions contemplated hereby will not, to the best knowledge and belief of Seller, adversely affect the relationship of any Company with any such supplier or customer.

         3.29 Open Orders. Schedule 3.29 hereto sets forth all open orders for the sale of merchandise. Following shipment and invoicing of goods subject to such orders, Buyer will have the legal, valid, binding and enforceable right to collect from its customers the aggregate amount invoiced pursuant to such orders. There is no merchandise in the hands of any customers of any Company under an understanding that such merchandise would be returnable.

         3.30 Bank Accounts; Deposits. (a) Schedule 3.30(a) sets forth the names and locations of all banks or other financial institutions in which the Company has accounts or safe deposit boxes, the numbers and descriptions of such accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

                  (b) Schedule 3.30(b) hereto sets forth a true, correct and complete list of all advance payments, security deposits, letters of credit, prepaid expense items and credits of any Company as of August 31, 1996, except for those that do not exceed $5,000 individually or $10,000 in the aggregate, and there have been no changes to such items between such date and the Closing Date, other than in the ordinary course of business. Schedule 3.30(b) hereto also sets forth the name, telephone number and address of a responsible person at each vendor or supplier which is the beneficiary of any such bond or letter of credit.

         3.31 Investment. The acquisition of the Parent Shares by Seller is being made for investment purposes only and not with a view toward resale or distribution thereof.

         3.32 No Dividends, etc. Except as set forth on Schedule 3.32 hereto, since August 31, 1995, none of the Companies has made any dividend or distribution, bonus payment or payment outside of the ordinary course of business to, or for the benefit of, Seller or any other Affiliate or Related Party.

         4. Representations and Warranties of Buyer. Buyer represents and warrants to, and covenants and agrees with, Seller as follows:

         4.1 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into and to perform this Agreement. Buyer is an indirect, wholly-owned subsidiary of Donnkenny, Inc. and is the principal operating subsidiary of Donnkenny, Inc.

         4.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action by or on behalf of Buyer, and no other corporate, stockholder or other proceedings by or on behalf of Buyer is necessary to authorize the execution, delivery or performance of this Agreement or the performance of the transactions contemplated hereby. This Agreement constitutes, and each document and instrument contemplated by this Agreement to be executed by Buyer, when executed and delivered in accordance with the provisions hereof shall be, the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

         4.3 Freedom to Contract. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not: (a) violate or conflict with any provision of the certificate of incorporation or by-laws of Buyer or any amendments thereto or restatements thereof; (b) to the best of Buyer's knowledge and belief, violate any of the terms, conditions or provisions of any law, rule, statute regulation, order, writ, injunction, judgment or decree of any court, governmental authority or regulatory agency; or (c) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement or other agreement, instrument or obligation, oral or written, to which Buyer is a party (whether as an original party or as an assignee or successor) or by which Buyer or any of its properties is bound. No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any court, governmental department, commission, authority, board, bureau, agency or other instrumentality, is required in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer.

         4.4 Brokers. Buyer has not, directly or indirectly, employed or utilized the services of any investment banker, broker, finder, consultant or other intermediary in connection with this Agreement or the transactions contemplated hereby for which Seller will incur any liability. Buyer will pay $100,000 of the compensation due Sales and Design Corp. of America.

         4.5 Parent Shares. The Parent Shares have been duly and validly authorized, and when issued to Seller in accordance with the terms hereof, shall be fully paid and nonassessable, with no liability attaching to the ownership thereof, and free from any Liens of every kind and nature whatsoever, other than any Liens created by Seller.

5.       Indemnification.

         5.1      Indemnification by Seller.

                  Seller shall indemnify and hold Buyer and its Affiliates, directors, officers, employees, agents, consultants, representatives, shareholders, successors and permitted assigns hereunder harmless against and in respect of any and all damages, losses, claims, actions, suits, proceedings, demands, assessments, judgments, penalties, liabilities, costs and expenses (including all fines, interest, legal fees and expenses and amounts paid in settlement) (collectively, "Losses"), that are sustained or incurred by any of them and arise from or relate to any of the following (each of which shall be a separate and distinct indemnity obligation): (i) any actual or alleged misrepresentation or breach of any warranty of Seller set forth herein; and
(ii) the non-fulfillment of any covenant or agreement to be performed on the part of Seller hereunder; provided that no claim for indemnification shall be made under this Section 5.1 and Section 5.3 hereof until the aggregate amount of claims for indemnification under this Section 5.1 and/or Section 5.3 hereof exceeds $50,000; thereafter all claims in excess of such $50,000 may be asserted.

         5.2 Indemnification by Buyer. Buyer shall indemnify and hold Seller and its Affiliates, heirs, devisees, personal representatives and permitted assigns hereunder harmless against and in respect of any and all Losses that are sustained or incurred by them and arise from or relate to any of the following (each of which shall be a separate and distinct indemnity obligation): (i) any actual or alleged misrepresentation or breach of any warranty of Buyer herein; and (ii) the nonfulfillment of any covenant or agreement to be performed on the part of Buyer hereunder.

         5.3 Tax Indemnification and Other Tax Matters. (a) Seller shall indemnify and hold harmless Buyer and each other party required to be indemnified pursuant to Section 5.1 hereof from and against any and all Taxes
(i) with respect to all periods ending on or prior to the Closing Date; and
(ii) with respect to any period beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date (such portion shall be referred to herein as the "Pre-Closing Partial Period" and the portion of such period after the Closing Date shall be referred to herein as the "Post-Closing Partial Period"). Notwithstanding the foregoing, Seller shall not be required to indemnify the Purchaser for Taxes to the extent of the reserves set forth on the books and records of the Companies are of August 31, 1996.

                  (b) Any Taxes for a period including a Pre-Closing Partial Period and a Post- Closing Partial Period shall be apportioned between such Pre-Closing Partial Period and such Post-Closing Partial Period, based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Company during such Pre-Closing Partial Period and Post-Closing Partial Period.

                  (c) Each Company shall prepare and file all returns in respect of Taxes, for periods ending prior to or on the Closing Date (if the return is not filed before the Closing Date). Promptly after Buyer acquires actual knowledge of an amount of any Taxes payable by any Company with respect to any period ending on or before the Closing Date or a Pre-Closing Partial Period (except to the extent accrued on the books and records of the Companies prior to the Closing Date), Buyer shall give notice thereof to Seller. Seller shall pay the amount of such Taxes to Buyer within 30 days after the receipt of such notice. Seller and Buyer agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date or any Pre-Closing Partial Period.

         5.4 Survival; Period of Indemnity. The representations, warranties, covenants and agreements of the parties contained in this Agreement, including the indemnification obligations, shall survive for a period of three years following the Closing; provided that the representations, warranties, covenants and agreements relating to Tax matters (including, without limitation, the provisions of Section 5.3) shall survive for ninety (90) days following the expiration of relevant statute of limitations with respect to any claims that could be asserted by any taxing authority. If any claim for indemnification has been asserted but not fully determined at a time when such indemnification would otherwise be time-barred, the period for indemnification in respect of such claim shall be extended until it is finally determined.

         5.5 Notice to the Indemnitor. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnitor (the "Indemnitor") under this Section, an indemnified party (the "Indemnified Party") shall notify the Indemnitor in writing of such claim and, with respect to claims by third parties, advise the Indemnitor whether the Indemnified Party intends to contest same.

         5.6 Rights of Parties to Settle or Defend. If the Indemnified Party determines not to contest such claim, the Indemnitor shall have the right, at its own expense, to contest and defend against such claim. If the Indemnified Party determines to contest such claim, the Indemnitor shall have the right to be represented, at its own expense by its own counsel and accountants, their participation to be subject to the reasonable direction of the Indemnified Party. In either case, the Indemnified Party shall make available to the Indemnitor and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party. If the

Indemnitor fails to undertake the defense of or settle or pay any third party claim within ten days after the Indemnified Party has given written notice to the Indemnitor advising that the Indemnified Party does not intend to contest such claim, or if the Indemnitor, after having given such notification to the Indemnified Party, fails forthwith to defend, settle or pay such claim, then the Indemnified Party may take any and all necessary action to dispose of such claim including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, subject to the following with respect to any proposed settlement thereof.

         5.7 Settlement Proposals. (a) In the event the Indemnified Party desires to settle any such third-party claim (whether or not contested by the Indemnitor), the Indemnified Party shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). If such Proposed Settlement is unsatisfactory to the Indemnitor, it shall have the right, at its expense, to contest such claim by giving written notice of such election to the Indemnified Party within ten days after the Indemnitor's receipt of the advice of the Proposed Settlement. If the Indemnitor does not deliver such written notice within ten days after receipt of such advice, the Indemnified Party may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnified Party may wish to present to the party making such claim shall first be presented to the Indemnitor who shall have the right, subject to the conditions hereinabove set forth in this Section, to contest such claim. In all such events, the Indemnitor shall indemnify the Indemnified Party and hold it harmless against and from any and all costs of defense, payment of settlement, including reasonable attorneys' fees and expenses, incurred in connection therewith.

                  (b) The Indemnitor may settle any third-party claim only if it has agreed to contest the claim in accordance with Section 5.7(a) above. If any Indemnitor desires to settle any third-party claim, the Indemnitor shall not, without the Indemnified Party's prior written consent, (i) settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such proceeding, claim or demand; or (ii) settle or compromise any such proceeding, claim or demand, in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other money payments which are fully indemnified against by the Indemnitor.

         5.8 Reimbursement. At the time that the Indemnified Party shall suffer a loss because of a breach of warranty, representation or covenant by the Indemnitor or at the time the amount of any liability on the part of the Indemnitor under this Section is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights establishing such liability), the Indemnitor shall forthwith, upon notice from the Indemnified Party, pay to the Indemnified Party the amount of the indemnity claim; provided, that if Buyer (or any other party required to be indemnified pursuant to Section 5.1 or 5.3) is the Indemnified Party, the Buyer may, in its sole discretion and without limitation as to its other rights under this Agreement, elect to offset any such amount against the amount, if any, of the then unpaid Holdback Share Consideration. If any amount due pursuant to the preceding sentence is not paid forthwith, the Indemnified Party may, at its option, take legal action against the Indemnitor for reimbursement in the amount of its indemnity claim. For purposes hereof the indemnity claim shall include the amounts so paid (or determined to be owing) by the Indemnified Party together with costs and reasonable attorney's fees and interest on the foregoing items at the rate of 6% per annum from the date the indemnity claim is due from the Indemnified Party to the Indemnitor, as hereinabove provided, until the indemnity claim shall be paid.

         5.9 Characterization as Price Adjustment. The parties agree that any payment made under this Section 10 shall be treated by such parties as an adjustment to the Purchase Price.

         5.10 Expenses; Transfer Taxes. Seller and Buyer shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants. All sales, transfer or other similar Taxes or charges incurred in connection with the purchase and sale of the Seller Shares shall be borne by Seller.

6.       Miscellaneous.

         6.1 Release by Seller. Effective immediately after the Closing, Seller fully and unconditionally releases and discharges all claims and causes of action which he or his heirs, devisees, personal representatives, or assigns ever had, now have, or hereafter may have against Buyer and any Company arising out of any facts or circumstances existing prior to the Closing, and, when acting as such, their respective officers, directors, employees, counsel, agents, and stockholders, in each case past, present, or as they may exist at any time after the date of this Agreement, and each person, if any, who controls, controlled, or will control any of them within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, except claims and causes of action arising out of, based upon, or in connection with this Agreement or the Employment Agreement.

         6.2 Affiliate Obligations. From and after the Closing, Seller shall use his best efforts to obtain the release or discharge prior to January 13, 1997, at no cost to Buyer or the Companies, of any and all Liabilities of any Company to any Affiliates or Related Parties (collectively, "Affiliate Liabilities"). If any Affiliate Liabilities have not been so released or discharged on or prior to January 13, 1997, the principal amount of the Note shall be reduced by, and Buyer shall deposit in an escrow account to be maintained by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, pursuant to an Escrow Agreement of even date herewith, an amount of funds equal to the aggregate amount of such Affiliate Liabilities. Interest in respect of any such escrowed principal amount shall be payable in accordance with such Escrow Agreement. For purposes of such escrow, any unliquidated or contingent Affiliate Liabilities shall be deemed to be in an amount equal to the maximum amount of such Affiliate Liabilities upon such liquidation or the happening of any such contingency. Such escrowed funds shall be applied to pay or discharge any and all such Affiliate Liabilities, and any such funds deposited in escrow in respect of any Affiliate Liability shall be released to Seller from time to time upon the release of such Affiliate Liability in accordance with the terms of the Escrow Agreement. In addition, Seller shall use its best efforts on behalf of Fashion as promptly as practicable following the Closing Date, to buy out the partners to the partnership related to the menswear operations of Fashion or to sell the assets owned by the partnership to such other partners upon terms that are commercially reasonable to Fashion.

         6.3 Lonestar Shares. Buyer and Seller agree that all of the shares of stock of Lonestar, duly endorsed for transfer or with stock powers attached (collectively, the "Lonestar Shares") shall be held in escrow by Seller from the Closing Date until January 13, 1997. If, on such date, Buyer is satisfied that each of the following conditions have been met as to Lonestar: (i) each of the representations and warranties contained herein as to Lonestar is true and correct in all material respects as of the date hereof and as of such date; (ii) there is no action, suit, inquiry, litigation, proceeding or investigation by or before any referee, mediator or arbitrator, or any court or governmental or other regulatory or administrative agency or commission, pending or threatened against or in respect of Lonestar;
(iii) the shares of capital stock of Lonestar shall be wholly owned by Weiss or his spouse; and (iv) there has been no Material Adverse Charge with respect to Lonestar since the Closing Date, then the Lonestar Shares shall be released from escrow to Buyer upon such date. If Buyer determines in good faith that such conditions have been met and so notifies Seller, then the Lonestar Shares shall not be transferred to Buyer, the principal amount of the Note shall be reduced by an amount (the "Lonestar Reduction") equal to the lesser of (A) $500,000 and (B) the cost to the Companies of acquiring, constructing, equipping and furnishing facilities substantially comparable to Lonestar's current facilities. No interest shall be payable to Seller in respect of the Lonestar Reduction. From and after the Closing Date, Seller shall use its best efforts to satisfy the conditions set forth in the second sentence of this
Section 6.3.

         6.4      Further Assurances.

                  (a) From and after the Closing, Seller and Buyer agree to execute and deliver such further documents and instruments and to do such other acts and things as Buyer or Seller, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement. Subject to Section 5, in the event any party shall be involved in litigation, threatened litigation or government inquiries with respect to a matter involving (i) any transaction contemplated under this Agreement; or (ii) any fact, situation, circumstance, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving any Company, including, without limitation, any Tax audit, the other parties shall also make available to such party, at reasonable times and subject to the reasonable requirements of its or his own business, such of its or his information as may be relevant to such matter; provided the party requesting such information shall reimburse the providing party for its or his reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other and their respective counsel in connection with Tax audits and in the defense of any legal proceedings, and each party shall provide such testimony and access to its books and records to the party involved in any such audit or proceedings as may be necessary in connection with the contest or defense, consistent with the other provisions for defense of claims provided in Section 10, to the extent such cooperation does not cause unreasonable expense, unless such expense is borne by the requesting party.

                  (b) Buyer intends to engage Mahoney, Cohen, Rashba & Pokart to audit the financial statements of the Companies as of the Closing Date. Seller shall cooperate with Buyer, as may be necessary or appropriate, in connection with such audit.

         6.5 Notices of Certain Events. Following the Closing, the Seller shall promptly notify Buyer of:

                  (a) any notice or other communication of which Seller has knowledge from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication of which Seller has knowledge from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (c) any actions, suits, charges, complaints, claims, investigations or proceedings commenced or, to the Seller's best knowledge and belief, threatened against, relating to, involving or otherwise affecting, any Company, its properties or assets which, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Section 3 hereof or which relates to the consummation of the transactions contemplated by this Agreement;

                  (d) any Material Adverse Change or any event that would materially impair Seller's ability to perform its obligations under this Agreement;

                  (e) any notice of termination, voiding or reduction of any insurance policy, of any Company, or any written notice regarding any material insurance claim; or

                  (f) any information concerning any event subsequent to the date of this Agreement which is necessary to supplement the information contained in or made a part of the representatives and warranties contained herein, including the Schedules hereto, or delivered by Seller or any Company pursuant to any of the covenants contained herein, it being understood and agreed that the delivery of such information shall not in any manner constitute a modification of the representations, warranties and covenants originally made hereunder.

         6.6 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court location in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives any offsets or counterclaims in any such action, suit or proceeding. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided, or by personal service on such party with a copy of such process mailed to such party by first class mail or registered or certified mail, return receipt requested, postage prepaid. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than New York.

         6.7 Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, and supersedes any previous agreements and understandings between the parties with respect to those matters.

         6.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of law.

         6.9 Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         6.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be either delivered personally, mailed by certified mail, return receipt requested, sent by recognized overnight delivery service or, to the extent receipt is confirmed, by telecopy, telefax, or other electronic transmission service to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision). Notice shall be deemed given upon receipt.:

         If to Seller, to:

                           Mel Weiss

                           c/o Fashion Avenue Knits, Inc.
                           1710 Flushing Avenue
                           Ridgewood, New York 11385
                           Telecopy No.:   (718) 456-9001
                           Confirmation No.:  (718) 456-9000

         with a copy to:
                           Silverberg Stonehill & Goldsmith, P.C.
                           11 West 40th Street
                           New York, New York 10018
                           Attention: Sheldon Silverberg, Esq.
                           Telecopy No.: (212) 391-4556
                           Confirmation No.: (212) 730-1900

         If to Buyer, to:
                           Donnkenny Apparel, Inc.
                           1411 Broadway
                           New York, New York  10018
                           Attention: Richard Rubin
                           Telecopy No.: (212) 768-3974
                           Confirmation No.:  (212) 730-7770


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         with a copy to:

                           Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                           551 Fifth Avenue
                           New York, New York  10176
                           Telecopy No.:  (212) 697-6686
                           Confirmation No.:  (212) 661-6500

         6.11 Separability. If at any time any of the covenants or the provisions contained herein shall be deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced or for any reason, such covenants or provisions in such jurisdiction shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction of this Agreement in such jurisdiction and the parties agree that such covenants or provisions, as so amended and reformed, shall be valid and binding in such jurisdiction as though the invalid or unenforceable portion had not been included herein.

         6.12 Amendment; Waiver. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision. Any waiver must be in writing.

         6.13 Publicity. Seller and its Affiliates shall not issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent Buyer.

         6.14 Assignment and Binding Effect. None of the parties hereto may assign any of its or his rights or delegate any of its or his duties under this Agreement without the prior

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written consent of the others; provided, that Buyer may assign any of its rights or delegate any of its duties (other than those relating to the issuance and registration of the Parent Shares) to any entity controlled by Buyer or to Donnkenny, Inc. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

         6.15 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         6.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

         6.17 Interpretation. Article titles, headings to sections and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any Schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a

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Schedule is or is not material for purposes hereof. All references to the
"knowledge" of any party shall mean actual knowledge following due inquiry and investigation. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to a person are also to its successors and assigns; except as the context may otherwise require, "hereof", "herein", "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include the other; except as the context may otherwise require, the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to "Article", "Section" or another subdivision or to an "Exhibit" or "Schedule" are to an article, section or subdivision hereof or an "Exhibit" or "Schedule" hereto; and references to "generally accepted accounting principles" shall mean generally accepted accounting principles in the United States. Information disclosed in any Schedule to this Agreement shall be deemed disclosed in any other Schedule in which such information is required to be disclosed.


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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                  /s/ Mel Weiss
                                  -------------------------------
                                  Mel Weiss



                                  DONNKENNY APPAREL, INC.


                                  By: /s/ Richard Rubin
                                     ----------------------------
                                  Name:  Richard Rubin
                                  Title: President and Chief Executive Officer




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